Exhibit (a)(5)(B)

News Release

Investor Relations Contact:

Douglas S. Sharp

Senior Vice President of Finance,

Chief Financial Officer and Treasurer

281-348-3232

News Media Contact:

Jason Cutbirth

Senior Vice President of Marketing

281-312-3085

jason.cutbirth@insperity.com

Insperity Announces Commencement of $50 Million Modified Dutch Auction

Tender Offer for its Common Stock and Special Cash Dividend

HOUSTON – Nov. 26, 2012 – Insperity, Inc. (NYSE: NSP), a leading provider of human resources and business performance solutions for America’s best businesses, today announced that it is commencing a modified “Dutch auction” tender offer to repurchase shares of its common stock up to an aggregate purchase price of $50 million. Additionally, Insperity announced today that its board of directors has declared a special cash dividend of $1.00 per share of common stock. The tender offer and special dividend are expected to return to stockholders approximately $76 million in 2012.

“With a strong cash position, no debt and substantial cash flow expected from future growth, we believe the combination of a tender offer to invest in our own company and this special dividend represents a balanced approach to both short and long-term return to stockholders,” said Paul J. Sarvadi, Insperity chairman and chief executive officer.

Pursuant to the tender offer, company stockholders may tender all or a portion of their shares (1) at a price per share of not less than $27.00 and not more than $31.00; or (2) without specifying a purchase price, in which case their shares will be purchased at the purchase price determined in accordance with the tender offer. When the tender offer expires, Insperity will select the lowest price within the range of prices specified above (the “purchase price”) enabling Insperity to purchase up to $50 million in common stock. Stockholders will receive the purchase price in cash, without interest, for shares tendered at prices equal to or less than the purchase price, subject to the conditions of the tender offer, including the provisions relating to proration, “odd lot” priority and conditional tenders in the event that the aggregate cost to purchase all of the shares tendered at or below the purchase price exceeds $50 million. These provisions are

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Insperity, Inc.

described in the Offer to Purchase relating to the tender offer that will be distributed to stockholders. All shares purchased by Insperity will be purchased at the same price. All shares tendered at prices higher than the purchase price will be promptly returned to stockholders.

Insperity will fund any purchase of shares pursuant to the tender offer, including the related fees and expenses, from cash on hand. The tender offer will not be conditional upon any minimum number of shares being tendered; however, the tender offer will be subject to a number of other terms and conditions specified in the Offer to Purchase that is being distributed to stockholders. The tender offer will expire at 11:59 p.m., New York City time, on December 21, 2012, unless extended or withdrawn by Insperity. Tenders of shares must be made on or prior to the expiration of the tender offer and may be withdrawn at any time on or prior to the expiration of the tender offer. Georgeson Inc. will serve as information agent for the tender offer. The dealer manager for the tender offer is Robert W. Baird & Co. Incorporated.

The special dividend is payable to stockholders of record on December 7, 2012, and is expected to be paid on December 21, 2012. Stockholders will be entitled to the special dividend whether or not they tender their shares pursuant to the tender offer provided such stockholders hold such shares on the record date. This special dividend is in addition to the regular quarterly dividend of $0.17 per share previously announced on November 15, 2012. Because stockholders remain holders of any shares tendered until the offer expires and Insperity accepts any such shares for payment, stockholders will receive the special dividend and regular dividend even if shares are tendered prior to the record date.

Insperity’s board of directors has approved the tender offer. However, none of the company, the company’s board of directors, the dealer manager, the information agent or the depositary makes, any recommendation to stockholders as to whether to tender or refrain from tendering their shares or as to the price or prices at which stockholders may choose to tender their shares. No person is authorized to make any such recommendation. Stockholders must make their own decisions as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which to tender them. In doing so, stockholders should read carefully the information in, or incorporated by reference in, the Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the offer. Stockholders are urged to discuss their decisions with their own tax advisors, financial advisors and/or brokers.

News Release for Informational Purposes Only

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of Insperity’s common stock. The offer is being made solely by the Offer to Purchase and the related Letter of Transmittal. Stockholders and investors are urged to read Insperity’s tender offer statement on Schedule TO filed with the Securities and Exchange Commission in connection with the tender offer, which includes exhibits, the Offer to Purchase and the related Letter of Transmittal, as well as any amendments or supplements to the statement when they become available, because they contain important information. Each of these documents has been or will be filed with the Securities and Exchange Commission, and investors may obtain them for free from the Securities and Exchange Commission at its website (www.sec.gov) or from Georgeson Inc., the information agent for the tender offer, by telephone at: (800) 509-0917 (toll-free), or in writing to: 199 Water Street, 26th Floor, New York, New York 10038.

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About Insperity

Insperity, a trusted advisor to America’s best businesses for more than 26 years, provides an array of human resources and business solutions designed to help improve business performance. InsperityTM Business Performance Advisors offer the most comprehensive suite of products and services available in the marketplace. Insperity delivers administrative relief, better benefits, reduced liabilities and a systematic way to improve productivity through its premier Workforce OptimizationTM solution. Additional company offerings include Human Capital Management, Payroll Services, Time and Attendance, Performance Management, Organizational Planning, Recruiting Services, Employment Screening, Financial Services, Expense Management, Retirement Services and Insurance Services. Insperity business performance solutions support more than 100,000 businesses with over 2 million employees. With 2011 revenues of $2 billion, Insperity operates in 56 offices throughout the United States. For more information, visit http://www.insperity.com.

Information on Forward Looking Statements

Certain statements in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include assumptions, expectations, predictions, intentions or beliefs about future events, including the completion of the offer. Although Insperity believes that such statements are based on reasonable assumptions, no assurance can be given that such statements will prove to have been correct. A number of factors could cause actual results to vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to Insperity and the forward-looking statements are found in Insperity’s SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, which is available free of charge on the SEC’s web site at http://www.sec.gov. Insperity expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.

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